Exhibit 11.1

                       EVEREST REINSURANCE HOLDINGS, INC.
                    COMPUTATION OF EARNINGS PER SHARE For The
                      Quarter Ended March 31, 1999 and 1998
                             (Dollars in thousands)
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                                                  Three Months Ended
                                                       March 31,
                                               1999                1998
                                           --------------------------------
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Net Income (Numerator)                     $     41,242        $     39,801
                                           ============        ============

Weighted average common and effect
 of dilutive shares used in the
 computation of net income per share:
 Average shares outstanding
  - basic (denominator)                      49,803,083          50,481,362
 Effect of dilutive shares:
  Options outstanding                           222,336             317,730
  Options exercised                                 963                 536
                                           ------------        ------------
 Average share outstanding
  - diluted (denominator)                    50,026,382          50,799,628


Net Income per common share:
 Basic                                     $       0.83        $       0.79
 Diluted                                           0.82                0.78


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